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                                                                  Exhibit 23.2


                          Consent of Ernst & Young LLP

      We consent to the reference to our firm under the captions "Summary Financial Data", "Selected Financial Data" and "Experts" in the Registration Statement (Amendment No. 1 on Form S-3) and related Prospectus of Universal American Financial Corp. for the registration of 7,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2001, with respect to the consolidated financial statements and schedules of Universal American Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP

                                               ERNST & YOUNG LLP
June 14, 2001